Exhibit 99.1

Atlanticus Announces Acquisition of Mercury Financial LLC

●	Adds $3.2 billion of credit card receivables to Atlanticus’ general purpose credit card segment

●	Expands Atlanticus’ product offering and capabilities into the much larger near-prime consumer segment

●	Brings together two platforms that share a relentless focus on meeting the needs of the financially underserved

ATLANTA, September 11, 2025 – Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus”, the “Company”, “we”, “our” or “us”), announced today that it has acquired Mercury Financial LLC (“Mercury”). Mercury is a leading data- and tech-centric credit card platform utilized by bank partners to provide credit cards to near-prime consumers in the U.S. At the closing, Mercury became a wholly-owned subsidiary of Atlanticus. An accompanying transaction presentation is available in the Investors section of the Company’s website at www.atlanticus.com or by clicking here.

The acquisition of Mercury adds an established top 25 credit card program to the suite of programs that Atlanticus manages on behalf of bank partners. Mercury’s credit card offerings, including Mercury branded and co-branded programs, complement Atlanticus’ general purpose credit card, retail credit, patient financing, and dealer solutions products.

As a result of the transaction, Atlanticus added 1.3 million credit card accounts serviced and $3.2 billion in credit card receivables, bringing its total serviced accounts to over 5 million and its total managed receivables to over $6 billion. The transaction further facilitates Atlanticus’ extension of its industry-leading credit expertise, program management capabilities, and technology to new partners.

Atlanticus’ post-acquisition integration initiatives are expected to drive significant value creation through portfolio optimization strategies, cost synergies, and increased originations on behalf of bank partners. Additional growth opportunities include increased customer acquisition through new marketing channels and product expansion within Mercury’s channels and Atlanticus’ existing markets.

Jeff Howard, President and Chief Executive Officer of Atlanticus, commented, “First and foremost, let me welcome the Mercury team members to the Atlanticus family. Through your investment in technology and rigorous focus on data and analytics, you have built an impressive platform and we are excited to have you as part of our ongoing growth plans.

“We are pleased to add the technology and near prime expertise of Mercury to expand our reach, advance our growth efforts, and leverage the scale that the combined companies create to bring a best-in-class product offering at the lowest possible cost to an even broader consumer segment.

“Having purchased over $6 billion in credit card receivables portfolios throughout our history, we are highly confident in our ability to create value through the optimization of the $3.2 billion credit card receivables portfolio that has been managed by Mercury. We are equally excited about the incremental growth we can achieve through additional marketing channels, partners, and expanded product offerings that the Mercury platform enables.”

Consideration for the transaction includes a cash purchase price of approximately $162 million. The seller of Mercury may also be entitled to receive future earn-out payments if portfolio credit performance exceeds Atlanticus’ base case assumptions.

Advisors

Guggenheim Securities, LLC served as financial advisor and Troutman Pepper Locke and Willkie Farr & Gallagher served as legal counsel to Atlanticus in this transaction. Deutsche Bank Securities served as financial advisor to the seller and Mayer Brown LLP served as legal counsel to the special committee of the board of the seller in this transaction. Colin M. Adams of Uzzi & Lall served as a Special Committee of Mercury's Board of Directors, which approved the transaction.

About Atlanticus Holdings Corporation

Empowering Better Financial Outcomes for Everyday Americans

Atlanticus™ technology enables bank, retail, and healthcare partners to offer more inclusive financial services to everyday Americans through the use of proprietary technology and analytics. We apply the experience gained and infrastructure built from servicing over 20 million customers and $44 billion in consumer loans over more than 25 years of operating history to support lenders that originate a range of consumer loan products. These products include retail and healthcare private label credit and general purpose credit cards marketed through our omnichannel platform, including retail point-of-sale, healthcare point-of-care, direct mail solicitation, internet-based marketing, and partnerships with third parties. Additionally, through our Auto Finance subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.

About Mercury Financial LLC

Mercury Financial LLC is a financial services company on a mission to expand financial inclusion, helping more than 1.3 million Americans build a stronger financial future and improve their credit. Founded in 2017 and backed by advanced technology, Mercury has facilitated access to more than $6 billion in credit. Mercury enables credit card products issued by First Bank & Trust, Brookings, SD, pursuant to a license from Visa® USA Incorporated. Mercury has office locations in Wilmington, DE and Austin, TX.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current views with respect to, among other things, the benefits of the acquisition of Mercury, included expected synergies and future financial and operating results; and the Company’s plans, objectives, expectations and intentions for Mercury and its other businesses. You generally can identify these statements by the use of words such as outlook, potential, continue, may, seek, approximately, predict, believe, expect, plan, intend, estimate or anticipate and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as will, should, would, likely and could. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in the Company's filings with the Securities and Exchange Commission and include, but are not limited to, the Company’s ability to integrate successfully Mercury with its other businesses; bank partners, merchant partners, consumers, loan demand, the capital markets, labor availability, supply chains and the economy in general; the Company's ability to retain existing, and attract new, merchant partners and funding sources; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the outcome of litigation and regulatory matters; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company's ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, the Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Contact:
Investor Relations
(770) 828-2000
investors@atlanticus.com